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                                                                     EXHIBIT 2.1

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                                  QUOVADX, INC.

                                      INTO

                                 XCARE.NET, INC.



         XCare.net, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST, that the Corporation was incorporated on the 29th day of March, 1989 pursuant to the General Corporation Law of the State of Delaware, the provisions of which permit the merger of a subsidiary corporation organized and existing under the laws of Delaware into a parent corporation organized and existing under the laws of Delaware.

         SECOND, that the Corporation owns one hundred percent (100%) of the outstanding shares of the Common Stock, $0.001 par value per share, of Quovadx, Inc., a corporation incorporated pursuant to the General Corporation Law of the State of Delaware and having no class of stock outstanding other than said Common Stock (the "Subsidiary").

         THIRD, that the Corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent of its members, filed with the minutes of the Board on the 19th day of September, 2001, and effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, does merge the Subsidiary into the
Corporation:

         WHEREAS, the Corporation is the legal and beneficial owner of one hundred percent (100%) of the outstanding shares of Common Stock, $0.001 par value per share (the "Common Stock"), of Quovadx, Inc., a Delaware corporation ("Quovadx"); and

         WHEREAS, the said Common Stock is the only issued and outstanding class of stock of Quovadx; and

         WHEREAS, the Corporation desires, on behalf of itself and in its capacity as the sole stockholder of Quovadx, to merge Quovadx into itself pursuant to the provisions of Section 253 of the Delaware General Corporation Law (the "DGCL"); and

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         WHEREAS, the Corporation desires, as the surviving corporation, to change its corporate name to Quovadx, Inc. pursuant to Section 253(b) of the DGCL.

         NOW, THEREFORE, BE IT

         RESOLVED, that effective upon the execution, acknowledgment and filing of an appropriate Certificate of Ownership and Merger setting forth these resolutions with the Secretary of State of the State of Delaware, Quovadx is hereby merged into the Corporation, which will immediately receive all of the properties of Quovadx and assume all of the obligations of Quovadx; and be it

         FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

         1. Upon the effective time of the merger, each outstanding share of Quovadx Common Stock held by the Corporation shall automatically be cancelled and extinguished, and no payment shall be made with respect thereto;

         2. Upon the effective time of merger, the name of the Corporation shall be changed to Quovadx, Inc.;

         3. Upon the effective time of the merger, the Certificate of Incorporation of the Corporation, as amended to date, shall remain the Certificate of Incorporation of the Corporation; provided, however, that the amendment to Article I of said Certificate of Incorporation as is effected by the merger is as follows: "The name of the corporation is Quovadx, Inc. (the "Corporation")";

         4. Each stock certificate evidencing the ownership of each share of Common Stock of the Corporation issued and outstanding immediately prior to the effective time of the merger shall continue to evidence ownership of the such shares of the Corporation;

         5. Each stock certificate evidencing the ownership of Common Stock of the Corporation issued anytime after the effective time of the merger shall be in the form of the stock certificate attached hereto as Exhibit A;

         6. Upon the effective time of the merger, the Bylaws of the Corporation, as amended to date, shall remain the Bylaws of the Corporation;

         7. Upon the effective time of the merger, the directors of the Corporation immediately prior to the effective time of the merger shall remain the directors of the Corporation, without change, until their successors have been duly elected or appointed and qualified in accordance with the Certificate of Incorporation and Bylaws of the Corporation;

         8. Upon the effective time of the merger, the officers of the Corporation immediately prior to the effective time of the merger shall remain the officers of the Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Corporation, or until their successors have been duly elected or appointed and qualified in accordance with such Certificate of Incorporation and Bylaws of the Corporation; and be it

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         FURTHER RESOLVED, that the proper officers of the Corporation be and each hereby is authorized to make and execute, and the Secretary of the Corporation be and hereby is authorized to attest, a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the merger of Quovadx into the Corporation and the assumption of Quovadx's obligations and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and a certified copy recorded in the office of the Recorder of Deeds of New Castle County and to do all acts and things, whatsoever, whether within or without the State of Delaware, that may be in any way necessary or appropriate to effect said merger.

         IN WITNESS WHEREOF, said XCare.net, Inc. has caused this Certificate to be signed by Gary T. Scherping, its Executive VP of Finance and Chief Financial Officer, this 24th day of September, 2001.


                                      XCARE.NET, INC.


                                      By:   /s/ Gary T. Scherping
                                           -------------------------------------
                                           Gary T. Scherping, Executive VP of
                                           Finance and CFO